Exhibit 99.1
News Release: IMMEDIATE RELEASE

For further information contact:

Suzie Singer, Corporate Communications	812.376.1917
Greg Ehlinger, Chief Financial Officer	812.379.7603
Conference Call, 1:00 PM, EDT, October 31, 2007	800.559.9370
Confirmation #19587761
Replay available at http://www.irwinfinancial.com/investors/index_ir.htm

IRWIN FINANCIAL CORPORATION ANNOUNCES
THIRD QUARTER 2007 RESULTS
  Significant Credit Reserves Taken in Response to Housing and Mortgage Market Conditions
  Consolidated Loss of $18 Million
    Continuing Operations Loss of $0.8 Million, Reflecting Weakness in Home Equity Segment
    Discontinued Mortgage Operations Loss of $17 Million Reflecting Increased Repurchase Risk
  Liquidity and Capital Remain Strong

(Columbus, IN, October 31, 2007) Irwin Financial Corporation (NYSE:IFC), a bank holding company focusing on small business and consumer mortgage lending, today announced a loss of $0.8 million from Continuing Operations for the third quarter of 2007, or $0.05 per diluted share, after preferred dividends. This compares with earnings of $5.5 million or $0.17 per diluted share in the second quarter. Inclusive of a loss of $17.2 million from Discontinued Operations, the Corporation had a consolidated net loss of $18.0 million or $0.64 per share in the quarter.

"This was a very difficult quarter as the mortgage crisis continued to take a heavy toll on our results," said Will Miller, Chairman and CEO of Irwin Financial. "The collapse of liquidity in the secondary mortgage market during the quarter caused us to make significant changes in our home equity product set which in turn reduced production and loan sales. In addition, we saw an increase in delinquencies in our home equity portfolio which caused us to increase our provision for future loan losses meaningfully.

"In our Discontinued Operations, we experienced a significant increase in repurchase requests during July and August. We have assembled an experienced team to respond to and defend against those requests and to seek recovery of certain of our losses. In light of the significant departure in recent months of repurchase requests from historic norms and the challenging housing market environment, we increased our forecasts of future repurchase requests and losses. As a result, we added materially to our reserves for these risks. We have not estimated any recoveries in those models, but expect to recover some of our losses over time.

"On the commercial side, we are seeing mixed results. Our commercial finance channel produced record quarterly income, with strong production and good credit quality. However, loan growth in our commercial banking segment, while stronger than earlier in the year, continues to be behind our targets. We also saw some slippage in credit quality in the commercial banking segment, although we do not expect our ultimate loss experience from these loans to be significant. Core deposit growth slowed during the quarter as we focused on improving margin.

"We are in the midst of taking significant steps, particularly in the home equity segment but also elsewhere in the Corporation where our results have been disappointing, to align staffing with the current environment. We have not completed our plans, but expect future restructuring charges in the range of $10 to $15 million pre-tax, with the expectation that the bulk of this will be reflected in the fourth quarter. Assuming external conditions do not deteriorate further and prior to the anticipated restructuring charges noted above, we expect a return to modest Continuing Operations profitability during the fourth quarter and good earnings in 2008," Miller concluded.

Financial highlights for Continuing Operations (commercial bank, commercial finance, and home equity lending) for the period include:

Consolidated Results
$ in millions, except EPS	3Q 2007	2Q 2007	Percent Change	3Q 2006	Percent Change
Net Interest Income	$65	$66	(1)%	$65	0%
Provision for Losses	(28)	(19)	(46)	(9)	(212)
Non-Interest Income	7	10	(27)	7	(4)
Total Consolidated Net Revenues	44	56	(22)	64	(31)
Non-Interest Expense	46	47	(2)	51	(9)
Net Income From Continuing Operations	(1)	5	NM	9	NM
Earning (Loss) per Share from Continuing Operations (diluted)	(0.05)	0.17	NM	0.30	NM
Loans and Leases	5,677	5,512	3	5,101	11
Deposits	3,503	3,318	6	3,790	(8)
Shareholders' Equity	489	508	(4)	523	(7)
Total Risk-Based Capital Ratio	12.9	13.3%		13.5%
Return on Average Equity	(0.06)%	4.30%		6.70%

Consolidated net revenues from continuing operations for the third quarter decreased on a sequential quarter and year-over-year basis, primarily reflecting increased loan loss provision for the home equity portfolio. Net interest income of $65 million was down slightly on a sequential quarter and flat on a year-over-year basis, reflecting modest volume growth, but slightly narrower margins. Non-interest expenses declined versus both comparative periods, reflecting expense reductions undertaken to improve profitability and reduce variable compensation expenses.

The consolidated loan and lease portfolio grew to $5.7 billion as of September 30, up 13 percent on an annualized basis from the end of the second quarter. The bulk of this increase came from growth in our commercial finance portfolio.

Liquidity remains strong, with no reliance on warehouse funding. Deposits totaled $3.5 billion at September 30, up $0.2 billion from June 30, 2007. Average core deposits declined modestly during the third quarter and totaled $2.5 billion at both June and September 30. The consolidated net interest margin declined to 4.53 percent as compared to 4.58 percent during the second quarter, reflecting increased wholesale funding costs. In order to increase core deposits, an internet deposit platform, Element Financial, was launched late in the second quarter and by September 30, deposits from this channel totaled $59 million.

The Corporation had $489 million or $16.25 per share in common shareholders' equity as of September 30. At quarter-end, the Tier 1 Leverage Ratio and Total Risk-based Capital Ratio were 10.8 percent and 12.9 percent, respectively, compared to 11.1 percent and 13.3 percent as of June 30, 2007. While the Corporation was inactive in its common stock repurchase program during the third quarter; 629 thousand shares have been purchased year-to-date under this program. Given uncertain conditions in the mortgage markets, the Corporation expects to continue to be less active in repurchases in the near-term.

Nonperforming assets (including other real estate owned of $19 million) were $82 million or 1.33 percent of total assets as of September 30, 2007, up from $61 million or 0.99 percent of total assets at the end of June. The increase principally reflects a $7 million commercial real estate credit in a western market which management believes will be resolved shortly and a $9 million increase in the home equity segment. The allowance for loan and lease losses for the Corporation's portfolios totaled $104 million as of September 30, up $12 million from the end of the second quarter, primarily reflecting additional provision taken at the home equity segment. The ratio of allowance for loan and lease losses to nonperforming loans and leases was 173 percent at September 30, compared to 216 percent at June 30.

The consolidated loan and lease loss provision totaled $28 million in the third quarter, up from $19 million in the second quarter of 2007. This increase principally reflects a $7 million sequential quarter increase in provision for the home equity portfolio. Thirty-day and greater delinquencies, the ratio of charge-offs to average loans and leases, and the allowance for loan and lease losses to total loans and leases for principal credit-related portfolios are shown in the next table.

	Commercial Banking	Home Equity Managed Portfolio	Commercial Finance
September 30, 2007 Portfolio (in $Billions)	$2.94	$1.50	$1.23

30-Day and Greater Delinquencies
- September 30, 2007	0.41%	4.72%	0.79%
- June 30, 2007	0.25	3.64	0.68
- March 31, 2007	0.22	2.95	0.64
- December 31, 2006	0.13	3.16	0.60
- September 30, 2006	0.12	3.07	0.57

Annualized Net Charge-offs
- September 30, 2007	0.29	3.41	0.56
- June 30, 2007	0.17	2.18	0.76
- March 31, 2007	0.68	3.01	0.76
- December 31, 2006	0.09	1.50	0.33
- September 30, 2006	0.19	0.86	0.50

Allowance to Loans and Leases (1)
- September 30, 2007	0.93	4.00	1.36
- June 30, 2007	0.92	3.40	1.34
- March 31, 2007	0.93	2.95	1.39
- December 31, 2006	0.93	2.63	1.28
- September 30, 2006	0.93	2.48	1.26

Segment Results

Net income (loss) by line of business is shown below, with additional detail available in the Quarterly Report on Form 10-Q for the period ending September 30, 2007.

Net Income(loss) ($ in millions)	3Q 2007	2Q 2007	Percent Change	3Q 2006	Percent Change
Commercial Banking	$5	$6	(26)%	$8	(43)%
Commercial Finance	4	3	30	3	16
Home Equity	(8)	(2)	(317)	0	NM
Other Segments, Including Parent	(1)	(2)	36	(2)	45
Net Income (Loss) From Continuing Operations	(1)	5	NM	9	NM

Income (Loss) From Discontinued Operations - Mortgage Banking	(17)	(6)	(194)	(13)	(30)
Consolidated Net Income (Loss)	(18)	0	NM	(4)	(329)

The commercial banking segment earned income of $4.7 million, a decrease of $1.6 million as compared to the second quarter, reflecting increased loss provision and flat net interest income.

The commercial banking segment's loan portfolio increased $60 million during the quarter, but the bulk of the growth came late in the quarter and had modest impact on net income. Net interest margin increased to 3.97 percent during the quarter, up from 3.86 percent during the second quarter, reflecting efforts to recover margin which had declined earlier in the year.

Credit quality in the commercial banking portfolio weakened during the quarter, but remains in a range that management finds acceptable. Thirty-day and greater delinquencies rose to 0.41 percent, compared to 0.25 percent at June 30. Non-performing assets increased from $17 million to $29 million as of September 30. As noted above, the principal driver of the increase was a commercial real estate loan in a western market. Management continues to see weakness as well in the Michigan branches where nonperforming assets increased modestly on a sequential quarter basis. The commercial banking segment's loan and lease loss provision totaled $3.1 million during the quarter, compared to net charge-offs of $2.1 million.

The commercial finance line of business earned $3.8 million in the third quarter of 2007, up from $2.9 million in the second quarter and a record for the segment. The results principally reflect an increase in net interest income due to portfolio growth, coupled with good credit quality.

The commercial finance loan and lease portfolio totaled $1.2 billion as of September 30, reflecting originations of $185 million and modest loan sales. Net interest margin declined to 4.44 percent from 4.69 percent, reflecting an increased cost of funds.

Credit quality in this portfolio remains good. Thirty-day and greater delinquencies were 0.79 percent at quarter-end, compared to 0.68 percent at June 30. Non-performing assets totaled $7.5 million, up from $5.8 million at the end of June. Management believes the increase in non-performing loans is not an indicator of a significant decline in credit quality. The commercial finance segment's loan and lease loss provision totaled $2.9 million during the third quarter, compared to net charge-offs of $1.7 million.

The home equity segment lost $8.1 million during the third quarter, compared to a loss of $2.0 million during the second quarter. The increased loss reflects a higher loan loss provision.

The segment's portfolio of loans totaled $1.5 billion as of September 30, unchanged as compared to the end of the second quarter. Loans held-for-sale totaled $4 million, down from $27 million at the end of the second quarter. Mortgage loan originations totaled $104 million, down from $123 million during the second quarter. The decline in production reflects unsettled conditions in the secondary market and frequent changes to underwriting guidelines to address changing market conditions.

Credit costs remain high in this segment. Thirty-day and greater delinquencies on the managed portfolio increased during the quarter to 4.72 percent from 3.64 percent as of June 30. Non-performing assets were $39.2 million compared to $29.9 million at prior quarter-end and reflect the impact of a continued disproportionate deterioration in the delinquency of loans that were moved from held-for-sale to held-for-investment during the first quarter. Loan loss provision in the segment totaled $23 million, up from $16 million during the second quarter. Net charge-offs on the segment's managed portfolio totaled $13 million (3.1 percent annualized), an increase from $9.1 million (2.2 percent annualized) recorded during the second quarter, but unchanged as compared to the first quarter of 2007.

Management is actively reassessing the operating expense of the segment. Since July 1, the number of employees in this segment has been reduced by approximately 130, as compared to staff of approximately 460 as of June 30. During the third quarter, $1.1 million of severance costs were incurred. Additional steps will be taken in the fourth quarter, including the reduction of production and related staffing. This includes the consolidation and reduction of the east coast mortgage operations center in Charlotte and certain additional positions in an effort to align costs with current market opportunities. Management believes the bulk of these severance costs, lease termination costs, and fixed-asset disposals will be recognized in the fourth quarter, although certain actions may carry over into early 2008.

The parent and other consolidating entities lost $1.2 million during the third quarter, compared to a loss of $1.9 million in the second quarter of 2007. The third quarter results include a $0.4 million reversal of tax reserves.

Discontinued Operations - Conventional Mortgage Segment

Reflecting increased provision for potential future loan repurchases of $17 million, this discontinued segment reported a loss during the third quarter of $17.2 million.

The loan repurchase reserve, which totaled $29 million as of September 30, as compared to $13 million at June 30, is intended to cover costs for alleged breaches of representations and warranties made at the time loans were sold to the secondary market. Risk for repurchase extends through the life of the loans we originated prior to the sale of the segment in 2006. Historically the emergence period for the majority of these repurchase requests has been within three to four years after origination. These reserves represent valuation adjustments due to current market conditions and our expectation of future losses that have not yet been incurred.

During the third quarter, requests for these repurchases increased materially. Year-to-date, losses from repurchases, make-wholes, or indemnifications have totaled $2 million, but this reflects only those accounts which have been settled. Management expects this figure to rise as additional requests are settled and, therefore, made the significant addition to provision during the third quarter. Additionally, the principal cause of the repurchase requests changed meaningfully during the third quarter, with now a majority of the requests being based on the appearance of misrepresentation by borrowers or third-parties involved in the loan origination. To account for this increase in frequency and likely severity of loss from repurchased loans, during the third quarter management modified the method by which it estimates future loss risk. Management uses a statistical model to estimate future repurchase obligations. The reserve for repurchase risk currently does not include an estimate of amounts the Corporation may be able to recover from third parties on whom it relied in the origination of these loans it is now at risk of repurchasing. This recovery effort is expected to produce meaningful returns. Additional detail on the repurchase loss risk can be found in our 10-Q.

Outside of repurchase defense, other activities to wind-down the operation are proceeding according to plan. Assets held for sale totaled $8 million as of September 30, compared with $27 million as of June 30. Included in the $8 million are $4 million of loans held for sale. Management believes the bulk of the remaining disposition activities other than those associated with repurchase demands will be completed by year-end.

About Irwin Financial

Irwin® Financial Corporation (http://www.irwinfinancial.com) is a bank holding company with a history tracing to 1871. The Corporation, through its principal lines of business provides a broad range of financial services to small businesses and consumers in selected markets in the United States and Canada.

About Forward-Looking Statements

This press release contains forward-looking statements that are based on management's expectations, estimates, projections, and assumptions. These statements and estimates include but are not limited to earnings estimates and projections of financial performance and profitability, and projections of business strategies and future activities. These statements involve inherent risks and uncertainties that are difficult to predict and are not guarantees of future performance. Words that convey our beliefs, views, expectations, assumptions, estimates, forecasts, outlook and projections or similar language, or that indicate events we believe could, would, should, may or will occur (or might not occur) or are likely (or unlikely) to occur, and similar expressions, are intended to identify forward-looking statements, which may include, among other things:

  statements and assumptions relating to projected growth in our earnings, projected loan originations and deposits, net interest and margins, and the relative performance of our lines of business;
  statements and assumptions relating to projected trends or potential changes in our asset quality, loan delinquencies, charge-offs, reserves and asset valuations, including valuations of our servicing portfolios;
  statements about the expected behavior of and our response to secondary market conditions;
  statements about the expected level of activity in our share repurchase program;
  statements about conditions in the mortgage markets or mortgage industry;
  statements about expected results from the discontinued operations of our conventional mortgage banking segment; and
  any other statements that are not historical facts.

We qualify any forward-looking statements entirely by these cautionary factors.

Actual future results may differ materially from what is projected due to a variety of factors including: potential changes in direction, volatility and relative movement (basis risk) of interest rates, which may affect consumer demand for our products and the management and success of our interest rate risk management strategies; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our work force; the relative profitability of our lending and deposit operations; the valuation and management of our portfolios, including the use of external and internal modeling assumptions we embed in the valuation of those portfolios and short-term swings in the valuation of such portfolios; borrowers' refinancing opportunities, which may affect the prepayment assumptions used in our valuation estimates and which may affect loan demand; unanticipated deterioration in the credit quality or collectibility of our loan and lease assets, including deterioration resulting from the effects of natural disasters; unanticipated deterioration or changes in estimates of the carrying value of our other assets, including securities; difficulties in delivering products to the secondary market as planned; difficulties in expanding our business and obtaining funding sources as needed; competition from other financial service providers for experienced managers as well as for customers; changes in the value of our lines of business, subsidiaries, or companies in which we invest; changes in variable compensation plans related to the performance and valuation of lines of business where we tie compensation systems to line of business performance; unanticipated outcomes in litigation; legislative or regulatory changes, including changes in laws, rules or regulations that affect tax, consumer or commercial lending, corporate governance and disclosure requirements, regulatory capital, and other laws or regulations affecting the rights and responsibilities of our Corporation, bank or thrift; regulatory actions that impact our Corporation, bank or thrift; regulatory actions that impact our Corporation, bank or thrift, including the memorandum of understanding entered into as of March 1, 2007, between our subsidiary bank and the Federal Reserve Bank of Chicago; changes in the interpretation of regulatory capital or other rules; the availability of resources to address changes in laws, rules or regulations or to respond to regulatory actions; changes in applicable accounting policies or principles or their application to our businesses or final audit adjustments, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; the effects of general economic conditions, including fluctuations in housing prices; the final disposition of our remaining assets and obligations of our discontinued mortgage banking segment, including the possibility that repurchase demands by third parties could exceed our current estimates; or governmental changes in monetary or fiscal policies. We undertake no obligation to update publicly any of these statements in light of future events, except as required in subsequent reports we file with the Securities and Exchange Commission.

The Corporation will host a conference call to review results on Wednesday, October 31, at 1:00 p.m. EDT. Greg Ehlinger, Senior Vice President and CFO, Will Miller, CEO, and Jody Littrell, First Vice President and Controller, of Irwin Financial Corporation, will be the speakers on the call. The toll-free number for the call is (800) 559-9370; please tell the operator you would like to join the Irwin Financial call, confirmation #19587761. A replay of the call will be available on the Irwin Financial Corporation website at. http://www.irwinfinancial.com/investors/index_ir.htm.

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